Issue of Shares & PDMR Announcement

September 20, 2018, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces that it today issued 251,125 new Ordinary Shares (the “New Ordinary Shares”) following the vesting of restricted stock units held by employees in the Company. Application will be made to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on AIM, with dealings expected to commence on 25 September 2018 (“Admission”). Following Admission, the Company will have a total of 105,326,638 Ordinary Shares in issue each carrying one voting right. The Company does not hold any Ordinary Shares in Treasury. This figure of 105,326,638 Ordinary Shares may be used by shareholders as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the share capital of the Company under the FCA's Disclosure and Transparency Rules.
Following the issue, Dr. Jan-Anders Karlsson, CEO of Verona Pharma, will have an interest in the Company of 193,545 Ordinary Shares, representing 0.18% of the Company’s issued share capital, and Mr. Piers Morgan, CFO of the Company, will have an interest in the Company of 58,594 Ordinary Shares, representing 0.06% of the Company’s issued share capital.
The notification set out below is provided in accordance with the requirements of the EU Market Abuse Regulation.

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Jan-Anders Karlsson
2	Reason for the notification
a)	Position/status	Director
b)	Initial notification/Amendment	Initial notification

3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	Jan-Anders Karlsson was issued 101,145 Ordinary Shares following the vesting of restricted stock units under the Company’s employee share plan
c)	Price(s) and volume(s)	Price(s) : N/A Volume(s) : 101,145 Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	20 September 2018
f)	Place of the transaction	London Stock Exchange, AIM

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Piers Morgan
2	Reason for the notification
a)	Position/status	Chief Financial Officer
b)	Initial notification/Amendment	Initial notification

3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06
4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	Ordinary Shares of 5 pence each GB00BYW2KH80
b)	Nature of the transaction	Piers Morgan was issued 58,594 Ordinary Shares following the vesting of restricted stock units under the Company’s employee share plan
c)	Price(s) and volume(s)	Price(s) : N/A Volume(s) : 58,594 Ordinary Shares
d)	Aggregated information - Aggregated volume - Price	N/A
e)	Date of the transaction	20 September 2018
f)	Place of the transaction	London Stock Exchange, AIM

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
Jan-Anders Karlsson, Chief Executive Officer	info@veronapharma.com
Stifel Nicolaus Europe Limited (Nominated Adviser and UK Broker)	Tel: +44 (0) 20 7710 7600
Stewart Wallace / Jonathan Senior / Ben Maddison